Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - October 18, 2019) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2019.

3rd Quarter 2019 Summary

•	Net Sales growth of 4% quarter over quarter versus a 3% quarter over quarter reduction in global light vehicle production volumes

•	GM strike negatively impacted quarterly net sales by approximately 2%

•	Gross margin of 37.7% includes tariff impact of 110 basis points

•	Quarter over quarter earnings per diluted share growth of 5% to $0.44

•	3.6 million shares repurchased during the quarter

For the third quarter of 2019, the Company reported net sales of $477.8 million, which was an increase of 4% compared to net sales of $460.3 million in the third quarter of 2018. The 4% quarter over quarter growth was accomplished despite global light vehicle production declining approximately 3% in the third quarter of 2019 when compared to the third quarter of 2018. The actual global light vehicle production levels also worsened in excess of 3% for the third quarter of 2019 when compared to IHS Markit's mid-July forecast for the third quarter of 2019.
"For much of the year, actual light vehicle production levels have fallen well short of estimates and this trend unfortunately continued in the third quarter of 2019. This lower than expected performance in vehicle production in the third quarter of 2019 was despite the fact that the third quarter of 2019 had easier comparisons on a quarter over quarter basis,” said President and CEO, Steve Downing. “We were, however, able to grow net sales 4% quarter over quarter despite the fact that the underlying global light vehicle production in the quarter declined approximately 3% compared to the same quarter last year. Additionally, the GM strike negatively impacted sales by 2% in the quarter. This total growth rate of 4% means that we effectively outperformed our underlying markets by 7% - 9% during the third quarter of 2019."

Exhibit 99.1

For the third quarter of 2019, the gross margin was 37.7% which improved when compared with a gross margin of 37.6% for the third quarter of 2018. The third quarter of 2019 gross margin was negatively impacted by tariffs that in total represented 110 basis points of headwind. "The gross margin in the third quarter of 2019 improved 10 basis points versus the same quarter last year, despite the fact that escalating tariff costs negatively impacted gross margin by an additional 50 basis points versus the same time last year. The overall gross margin improvement was driven by our solid, mid-single digit growth rate, positive product mix, better than expected purchasing cost reductions, and the team’s success in mitigating some of the costs related to the tariffs that have been impacting the Company since July 2018," said Downing.
Operating expenses during the third quarter of 2019 were up 15% to $52.2 million when compared to operating expenses of $45.6 million in the third quarter of 2018. "Operating expenses ran slightly ahead of our expectations for the third quarter of 2019, but we believe that operating expenses in the fourth quarter will be more in line with the growth rates from the first half of 2019 and within our annual guidance range provided. The quarter over quarter increase in operating expense was driven by headcount and other resources required to fund development and launch of new products, travel and other resources associated with mitigation of tariffs, increased legal and professional fees associated with a minor acquisition of new technology, and ongoing focus on tax planning," concluded Downing.
    Income from operations for the third quarter of 2019 increased 1% to $128.1 million when compared to income from operations of $127.4 million for the third quarter of 2018. The quarter over quarter increase in income from operations was primarily due to the increase in net sales on a quarter over quarter basis, but was partially offset by lower operating margins when compared to the same quarter last year.
During the third quarter of 2019, the Company's effective tax rate was 15.0%, which is up slightly from 14.7% during the third quarter of 2018. This rate, however, is down from the 16.4% tax rate for the first half of 2019. These effective tax rates were driven below the statutory rate in such periods due to tax planning strategies, the foreign-derived intangible income deduction, and discrete benefits related to stock-based compensation.
Net income for the third quarter of 2019 increased by 1% to $111.9 million compared with net income of $111.3 million in the third quarter of 2018.

Exhibit 99.1

Earnings per diluted share for the third quarter of 2019 increased 5% to $0.44, when compared to $0.42 for the third quarter of 2018, primarily as a result of a 6% reduction in diluted shares outstanding from share repurchases, due to the continued execution of the Company's previously disclosed capital allocation strategy.
Automotive net sales in the third quarter of 2019 were $464.3 million, compared with automotive net sales of $449.2 million in the third quarter of 2018. The 3% quarter over quarter growth in automotive sales was driven primarily by strength in Full Display Mirror® shipments, as well as an 18% quarter over quarter increase in exterior auto-dimming mirror unit shipments. This quarter over quarter growth in revenue was partially offset by Company specific product revenue headwinds of approximately 350 basis points when compared to the same prior year quarter, in addition to the previously mentioned 200 basis points in lost revenue in the third quarter of 2019 due to the GM strike.
    Other net sales in the third quarter of 2019, which includes dimmable aircraft windows and fire protection products, were $13.5 million, an increase of 22% compared to other net sales of $11.1 million in the third quarter of 2018.
Share Repurchases
During the third quarter of 2019, the Company repurchased approximately 3.6 million shares of its common stock at an average price of $27.07 per share, for a total of $96.6 million of share repurchases. To date for calendar year 2019, the Company has repurchased approximately 11.4 million shares of its common stock at an average price of $23.11, for a total of $262.7 million of share repurchases. As of September 30, 2019, the Company has approximately 22.5 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will continue to take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for the fourth quarter and full year of 2019 are based on IHS Markit's mid-October 2019 forecasts for light vehicle production in North America, Europe,

Exhibit 99.1

China, and Japan and Korea with certain adjustments, as described below, including the Company’s estimate of the impact of the ongoing GM strike.

Light Vehicle Production (per IHS Markit mid-October light vehicle production forecast)
(in Millions)
Region	4Q 2019	4Q 2018	% Change	Calendar Year 2019	Calendar Year 2018	% Change
North America	3.78	4.19	(10)%	16.27	16.96	(4)%
Europe	5.30	5.44	(3)%	21.21	21.99	(4)%
Japan and Korea	3.25	3.56	(9)%	13.18	13.20	—%
China	7.06	7.12	(1)%	24.53	26.85	(9)%
Total Light Vehicle Production	19.39	20.31	(5)%	75.19	79.00	(5)%

Based on the above IHS Markit light vehicle production forecasts, current forecasted product mix, expense growth estimates, actual performance through the first nine months of 2019, and estimates regarding the impact of the GM strike that are detailed herein, the Company is providing certain updates for the fourth quarter 2019 as well as its previously announced annual guidance ranges in the table below.
Guidance for the fourth quarter of 2019 reflects the Company's best estimate of the impact of the ongoing GM strike, as well as changes to the IHS Markit's estimates for light vehicle production for the fourth quarter. Based on order changes over the last several weeks from GM, the Company estimates the impact to be approximately $7 - $8 million in lost sales, per week of the strike. Based on the lost sales to date, the Company's estimate of additional lost revenue before the GM strike ends, and changes to IHS estimates, the Company now estimates that net sales will be between $430 million and $455 million for the fourth quarter of 2019. Based on this updated net sales guidance, the Company is estimating that the gross margin for the fourth quarter will be between 35% and 36%.

2019 Calendar Year Guidance
Annual Guidance
Item	As of 7/19/19	Updated as of 10/18/19
Net Sales	$1.87 - $1.90 billion	$1.84 - $1.87 billion
Gross Margin	36.5% - 37.5%	36.6% - 37.0%
Operating Expenses (E,R&D and S,G&A)	$195 - $200 million	$198 - $200 million
Tax Rate	16.0% - 17.0%	16.0% - 16.5%
Capital Expenditures	$90 - $100 million	No Change
Depreciation & Amortization	$100 - $110 million	$104 - $107 million

Exhibit 99.1

Lastly, 2020 light vehicle production forecasts have continued to worsen as the year has progressed; however, the Company is not changing its previously announced range of revenue guidance for calendar year 2020, which is estimated to be over and above the foregoing 2019 revenue estimates by 3% - 8%.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, "poised", “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any

Exhibit 99.1

forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (October 16, 2019) (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, October 18, 2019. The dial-in number to participate in the call is 844-389-8658, passcode 7489315. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/qtuvni76. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
North American Interior Mirrors	2,139	2,108	1%	6,571	6,636	(1)%
North American Exterior Mirrors	1,412	1,103	28%	3,961	2,871	38%
Total North American Mirror Units	3,551	3,211	11%	10,532	9,507	11%
International Interior Mirrors	5,189	5,154	1%	15,785	15,801	—%
International Exterior Mirrors	2,101	1,864	13%	6,025	6,091	(1)%
Total International Mirror Units	7,290	7,018	4%	21,810	21,892	—%
Total Interior Mirrors	7,328	7,262	1%	22,356	22,437	—%
Total Exterior Mirrors	3,513	2,967	18%	9,986	8,962	11%
Total Auto-Dimming Mirror Units	10,841	10,229	6%	32,342	31,399	3%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales	$477,761,417	$460,253,433	$1,415,061,768	$1,380,654,978

Cost of Goods Sold	297,440,131	287,263,147	888,558,373	862,231,819
Gross Profit	180,321,286	172,990,286	526,503,395	518,423,159

Engineering, Research & Development	29,398,725	26,888,999	85,847,249	80,138,722
Selling, General & Administrative	22,786,881	18,673,376	63,019,167	55,658,189
Operating Expenses	52,185,606	45,562,375	148,866,416	135,796,911

Income from Operations	128,135,680	127,427,911	377,636,979	382,626,248

Other Income	3,443,833	3,106,704	9,133,621	8,641,076
Income before Income Taxes	131,579,513	130,534,615	386,770,600	391,267,324

Provision for Income Taxes	19,681,661	19,198,798	61,633,712	59,658,782

Net Income	$111,897,852	$111,335,817	$325,136,888	$331,608,542

Earnings Per Share(1)
Basic	$0.44	$0.42	$1.27	$1.23
Diluted	$0.44	$0.42	$1.26	$1.22
Weighted Average Shares
Basic	251,075,859	265,607,128	252,811,950	270,366,996
Diluted	252,578,982	267,595,142	254,267,851	272,733,502

Cash Dividends Declared per Share	$0.115	$0.110	$0.345	$0.330

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2019	December 31, 2018
ASSETS
Cash and Cash Equivalents	$260,151,083	$217,025,278
Short-Term Investments	207,156,287	169,412,999
Accounts Receivable, net	253,108,715	213,537,799
Inventories	238,676,795	225,281,599
Other Current Assets	28,402,524	25,672,579
Total Current Assets	987,495,404	850,930,254

Plant and Equipment - Net	491,968,638	498,473,766

Goodwill	307,365,845	307,365,845
Long-Term Investments	103,025,468	137,979,082
Intangible Assets	255,200,000	269,675,000
Patents and Other Assets	22,241,049	21,010,121
Total Other Assets	687,832,362	736,030,048

Total Assets	$2,167,296,404	$2,085,434,068

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$182,304,131	$169,160,919
Other Non-current Liabilities	6,952,703	—
Deferred Income Taxes	56,711,307	54,521,489
Shareholders' Investment	1,921,328,263	1,861,751,660
Total Liabilities & Shareholders' Investment	$2,167,296,404	$2,085,434,068